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                                                                  EXHIBIT 99.12

                             [ Closing Date ], 2004

MFS Government Mortgage Fund
MFS Series X Trust
500 Boylston Street
Boston, Massachusetts 02116

MFS Government Securities Fund
500 Boylston Street
Boston, Massachusetts 02116


Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated July 20, 2004, between MFS Series X Trust, a Massachusetts business trust (the "Target Trust"), on behalf of MFS Government Mortgage Fund (the "Target Fund") and MFS Government Securities Fund, a Massachusetts business trust (the "Acquiring Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur on November 22, 2004, or such other date as may be decided by the parties (the "Closing Date"), pursuant to which the Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Section 8.6 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

         Target Fund is a series of the Target Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

         Acquiring Fund is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

         For purposes of this opinion, we have considered the Agreement, the Target Fund Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above) (the "Representations Letters").

         The facts that you have represented in the Representations Letters support the conclusion that Acquiring Fund will continue the historic business of Target Fund as an open-end investment company that seeks to obtain current income and preservation of shareholder capital by investing its assets primarily in debt securities issued or backed by the U.S. government, as well as in debt securities issued by entities sponsored by the U.S. government.

         Based on the foregoing representations and assumption and our review of the documents and items referred to above, we are of the opinion that, subject to the final four paragraphs hereof, for federal income tax purposes:

         (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

         (ii) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

         (iii) The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

         (iv) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

         (v) No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

         (vi) No gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares;

         (vii) The aggregate basis of Acquiring Fund Shares that a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund shares exchanged therefor;

         (viii) A Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund shares exchanged therefor, provided that he or she held such Target Fund shares as capital assets; and

         (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code. Acquiring Fund will take these items into account subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

     No opinion is expressed as to the effect of the reorganization on the Funds or any Target Fund shareholder with respect to any transferred asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles.

     In connection with this opinion we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service ("IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary to tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling is questionable, and that, even if the IRS's conclusion is correct, the facts of this Transaction are distinguishable from those in the published ruling.

         We believe that Acquiring Fund and, in substantial measure and independent of the Transaction, the Target Fund are both engaged in the same line of business: each is an open-end investment company seeking to provide current income and preservation of shareholder capital by actively investing primarily in U.S. government securities. Although Acquiring Fund has invested in a wider variety of securities than has Target Fund, both funds have invested at least eighty percent of their net assets in bonds or other debt obligations that are issued or guaranteed by U.S. government agencies or instrumentalities or, in the case of Target Fund, "authorities," which include government-sponsored entities. Both funds have the same advisor, Massachusetts Financial Services Company, and the portfolio managers of each fund are identical. Also, the portfolio managers of both funds use the same "three-month total return outlook" tool to adjust each fund's asset allocations across various segments of the fixed-income market, and Morningstar categorizes both as "intermediate government" funds and denotes each fund as holding high quality bonds. After the Transaction, Acquiring Fund will continue that business for the benefit of the stockholders of both Target and Acquiring Funds. Although Acquiring Fund will dispose of securities formerly held by Target Fund, those dispositions will in many cases be consistent with the continued operation of Target Fund's business by Acquiring Fund (as dispositions of its own historic assets are consistent with the continuation of its business). All proceeds generated by all such dispositions will be reinvested in a manner fully consistent with the shared historic investment policies of both Funds. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund - investing in U.S. government securities, as described above, for the benefit of, among others, the historic stockholders of Target Fund - and that the continuity of business enterprise doctrine should, as a result, be satisfied. Because Revenue Ruling 87-76 is the only published ruling dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, however, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

         Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.



                                               Very truly yours,

                                               DRAFT

                                               Ropes & Gray